EXHIBIT 99.2

iCoreConnect Inc.
Unaudited Pro Forma Condensed Combined Statement of Operations

(in thousands, except share and per share data)
					unaudited
	Six Months Ended June 30, 2023				Pro Forma
	(unaudited)				Condensed
	FGMC (Historical)	iCore (Historical)	Closing Adjustments		Combined at Closing

Revenue	$-	$3,697	$-		$3,697
Cost of Sales	-	975	-		975
Gross Profit	-	2,722	-		2,722
			-
OPERATING EXPENSES:
Selling, general and administrative	1,617	5,600	(1,617)	M	5,600
Depreciation and amortization	-	581	-		581
Total operating expenses	1,617	6,181	(1,617)		6,181
Loss from operations	(1,617)	(3,459)	1,617		(3,459)

OTHER INCOME (EXPENSE):
Interest expense	-	(529)	-		(529)
Finance charges	-	(422)	-		(422)
Other income (expense)	1,890	14	1,890	N	3,794
FV change of the FPA			(4,192)	K	(4,192)
Total other income (expense), net	1,890	(937)	(2,302)		(1,349)

TAXES:
Income tax expense (benefit)	400	-	-		400
Total tax expense	400	-	-		400
					-
NET LOSS	(127)	(4,396)	(685)		(5,208)

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iCoreConnect Inc.
Unaudited Pro Forma Condensed Combined Balance Sheet

(in thousands)

	June 30, 2023				unaudited
	(unaudited)		Transaction		Pro Forma
	FGMC (Historical)	iCore (Historical)	Accounting Adjustments		Condensed Combined
ASSETS

CURRRENT ASSETS:
Cash and cash equivalents	$6.0	$69	4,433	A,H	613
			12,570	B,H
			(12,570)	B
			(3,895)	D

Accounts receivable	-	366	-		366
Prepaid expenses and other assets	128	685	-		813
Total current assets	134	1,120	538		1,792

Marketable securities held in trust account	85,748	-	(85,748)	C	-
prepaid forward contract derivative			12,570	B	8,378
			(4,192)	K
LONG TERM ASSETS:
Property and equipment - net	-	200	-		200
Right of use lease asset - operating	-	853	-		853
Software development costs, net	-	722	-		722
Acquired technology, net	-	38	-		38
Customer relationships, net		1,990	-		1,990
Goodwill		1,484	-		1,484
Total long term assets	-	5,287	-		5,287

Total Assets	85,882	6,407	(76,832)		15,457

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LIABILITIES

CURRENT LIABILITIES:
Accounts payable	1,198	2,746	(1,198)	D	2,746
Operating lease liability, current portion	-	136	-		136
Notes payable, current portion	845	5,664	(5,097)	G	567
			(845)	F
Deferred revenue	-	88	-		88
Tax liabilities	211	-	-		211
Total current liabilities	2,254	8,634	(7,140)		3,748

LONG-TERM LIABILITIES:
Long-term debt, net of current maturities	-	1,245	-		1,245
Operating lease liability, net of current portion	-	755	-		755
	-	-			-
Total long term liabilities	-	2,000	-		2,000

Total liabilities	2,254	10,634	(7,140)		5,748

Common stock subject to possible redemption, 8,050,000 shares at redemption value	85,748	-	(85,748)	H	-

EQUITY
Preferred Stock	-	-	0.21	I	379
			0.08	I
			378.22	I
			0.16	I

Common Stock	0.21	196	-	E	811
			0.16	H
			(195.08)	J
			(0.21)	I
			0.08	F
			(0.08)	I
			-	I
			(0.16)	I
			809.59	G

Additional paid-in capital	-	88,849	(2,697)	D	105,984
			17,002	H
			195	J
			(2,120)	L
			845	F
			4,287	G
			(378)

Accumulated other comprehensive income (loss)	(2,120)	(93,272)	2,120	L	(97,464)
			(4,192)	K

Total stockholders’ equity	(2,120)	(4,227)	16,055		9,708
Total liabilities and Stockholders' Equity	85,882	6,407	(76,832)		15,457

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NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared to illustrate the estimated effect of the Transactions.

The Transactions are shown as a reverse recapitalization as provided under U.S. GAAP. FG Merger Corp. is the acquired company, with iCoreConnect Inc. treated as the acquirer. This determination reflects iCoreConnect Inc. Equityholders holding a majority of the voting power of new iCoreConnect Inc., old iCoreConnect Inc.’s pre-merger operations being the majority post-merger operations of new iCoreConnect Inc, and old iCoreConnect Inc.’s management team retaining similar roles at new iCoreConnect Inc. Accordingly, although FG Merger Corp is the legal parent company, GAAP dictates that the financial statements of new iCoreConnect Inc. will represent a continuation of old iCoreConnect Inc.’s operations, with the Transactions being treated as though old iCoreConnect Inc. issued ownership interests for FG Merger Corp., accompanied by a recapitalization. The net assets of old iCoreConnect Inc. are stated at historical cost, with no incremental goodwill or other intangible assets recorded for the effects of the Merger with FG Merger Corp.

2. Accounting Policies

Based on an analysis of FG Merger Corp and old iCoreConnect Inc.’s policies there were no identified account policies that would have an impact on the unaudited pro forma condensed combined financial information. As a result the unaudited condensed combined financial information does not assume any differences in accounting policies.

2. Transaction Accounting Adjustments

A	Represents approximately $4.43 million retained in trust from non-redemptions.
B	Represents $12.57 million worth of public shares purchase under the Forward Purchase Agreement.
C	Represents reclassification of cash and investments held in the Trust Account that becomes available at the closing of the Business Combination.
D	Represents transaction cost for FGMC and iCoreconnect expected to be paid in cash upon closing of the Business Combination.
E	Represents transaction cost for FGMC and iCoreconnect to be paid in equity upon closing of the Business Combination.
F	Represents convertible debt of $845k expected to convert into equity at the close of the Business Combination.
G	Represents amount of iCoreConnect debt that is expected to be converted by debt holders upon closing of Business Combination.
H	Represents reclassification of FGMC’s Common Stock subject to possible redemptions to permanent equity. This includes impact of non-redemptions for shares.
I	Represents conversion of FGMC non-redeemed common stock into shares of newly issued FGMC Preferred Stock.
J

Represents conversion of iCoreConnect Common Stock, including the vested warrants and options that have been converted to iCoreConnect Common Stock prior to the closing, into shares of Combined Company Common Stock at the Exchange Ratio.

K	Represents change in fair value of the public shares purchased under the Forward Purchase Agreement.
L	Reflects elimination of FGMC historical retained earnings at reverse acquisition.
M	Represents pro forma transaction accounting adjustment to eliminate historical expenses incurred by FGMC, which will not be recurring after the completion of the Business Combination.
N	Represents pro forma transaction accounting adjustment to eliminate interest income earned on FGMC’s Trust Account, which will not be recurring after the completion of the Business Combination.

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